Exhibit (l)

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

August 14, 2024

Ares Dynamic Credit Allocation Fund, Inc.

2000 Avenue of the Stars, 12th Floor

Los Angeles, California 90067

Re:	Registration Statement on Form N-2 (File No. 333-279977)

Ladies and Gentlemen:

We have served as Maryland counsel to Ares Dynamic Credit Allocation Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company (the “Company”), in connection with certain matters of Maryland law arising out of the registration of shares of common stock, $0.001 par value per share (the “Common Stock”), of the Company having an aggregate offering price of up to $500,000,000 (the “Shares”), covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Shares are to be issued from time to time pursuant to the Prospectus Supplement and the Distribution Agreement (each as defined herein) in one or more transactions deemed to be “at the market” offerings (each, an “Offering” and, collectively, the “Offerings”) under Rule 415 of the 1933 Act.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.            The Registration Statement;

2.            The form of prospectus supplement relating to the Shares included in the Registration Statement (the “Prospectus Supplement”), substantially in the form transmitted to the Commission under the 1933 Act;

3.            The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.            The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5.            A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

Ares Dynamic Credit Allocation Fund, Inc.

August 14, 2024

6.            Resolutions adopted by the Board of Directors of the Company (the “Board”) relating to, among other matters, (a) the sale, issuance and registration of the Shares and (b) the delegation to (i) certain officers of the Company (the “Authorized Officers”) of the power to determine, subject to certain parameters, the offering price of each Share to be sold from time to time pursuant to the Distribution Agreement and (ii) a Pricing Committee of the Board (the “Pricing Committee”) of all of the powers of the Board that may lawfully be delegated to a committee of the Board in connection with the sale and issuance of the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;

7.            The form of Distribution Agreement (the “Distribution Agreement”) by and among the Company, Ares Capital Management II LLC, a Delaware limited liability company, and Ares Management Capital Markets LLC, a Delaware limited liability company;

8.            A certificate executed by an officer of the Company, dated as of the date hereof; and

9.            Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.            Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.            Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.            Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.            All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Ares Dynamic Credit Allocation Fund, Inc.

August 14, 2024

5.            Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.            The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.            The issuance of the Shares has been duly authorized and, when and to the extent issued against payment therefor in accordance with the Registration Statement, the Prospectus Supplement, the Distribution Agreement, the Resolutions and any other actions relating to the Shares taken by the Board, the Pricing Committee or the Authorized Officers, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning federal law or the laws of any other state. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland or the 1940 Act, federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other local jurisdiction. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Ares Dynamic Credit Allocation Fund, Inc.

August 14, 2024

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP